LEASE PURCHASE AGREEMENT


         LEASE PURCHASE AGREEMENT (the "Agreement") dated as of July 1, 1997, by and among LKA International, Inc., a Nevada corporation ("LKA" and/or "Lessor") and Au Mining, Inc., a Colorado limited liability corporation, ("Buyer" and/or "Lessee").

         WHEREAS, LKA owns certain real and personal property interests including patented and unpatented mining claims, water rights, buildings, fixtures, improvements, equipment, and permits situated in Hinsdale County, Colorado which are collectively referred to herein as the "Property" and more particularly described in "Exhibit A" attached hereto.

         WHEREAS, Lessee desires to lease the Properties (with an option to purchase) for the express purpose of exploring, developing and commercially producing ore from the Property.

         WHEREAS, LKA and Lessee have previously entered into a binding agreement known as the "Letter of Intent" dated May 12, 1997 and an amendment thereto dated May 13, 1997 (copies of both of which are attached hereto as "Exhibit B") and agree to more specifically set forth the rights and obligations of both parties through a more comprehensive agreement.

         NOW, THEREFORE, in consideration of the promises and payments previously made by Lessee pursuant to the terms of the Letter of Intent, and, payments to be made by the Lessee to the Lessor, as set forth below, and the mutual covenants contained herein, the parties to this Agreement agree as follows:

        1. Lessor hereby leases to Lessee the properties known generally as the Golden Wonder Mine, Ute Ule Mine, Ute Mill and all related property described in Exhibit A including all surface and subsurface areas, permits, claims, easements, ore on-site, rights-of-way, equipment and all improvements located at, or associated with the Property.

        2. Lessee shall have the right, authority, legal responsibility and liability for and associated with mining, developing, exploring, reclaiming, constructing facilities required for such purposes, maintaining access to and from the Minej, conducting assessment work, and disposing of waste material. Lessee shall safely conduct all such activities in accordance with generally accepted mining industry standards and all applicable laws and regulations governing such activity.

        3. The term of this Lease Purchase Agreement shall be six months beginning on July 1, 1997 and ending December 31, 1997 (unless extended by Lessee pursuant to Section 7 below) and shall be renewable at the election of the lessee provided that the terms of this Agreement have been complied with in every respect and proper and timely payments made to Lessor as set forth in Sections 7 below.

        4. Lessee agrees to conduct all activities on the subject property in a manner which will not materially impair or preclude the future development or exploration of the Properties. If Lessee causes or determines that a condition exists that may impair or preclude the future development of the Mine, then Lessee agrees to notify LKA immediately and cease activity in the "effected area" of the Mine until LKA and Lessee jointly determine and agree upon steps required to remedy the problem.

        5. Lessee agrees to share with LKA, on a timely basis, all maps, reports, significant discoveries, assays, milling formulas, metals recovery information, milling techniques and results and all other materially relevant information pertaining to the Property and its economic viability.

        6. This lease constitutes a lease of all of the mining rights and easements owned by the Lessor pertaining to the Properties. Precious ores in, on and underlying the subject property may be removed and sold by the Lessee in any reasonable and lawful manner determined by the Lessee provided that the following conditions are met;

             a. Lessee shall notify Lessor, in writing, of all ore removed from the subject property. Such notification shall be made within 30 days of removal and shall include all documentation reasonably necessary to determine the amount, weight and value of all ores and/or ore concentrates or metals removed. Such documentation shall include, but not be limited to, legal weight/scale slips, mill and smelter receipts, settlement records and/or cash sale receipts.

             b. Lessee shall cause a representative sample of all ores, concentrates or metals removed to be assayed by an independent, certified assayer. Copies of all such assays shall be included in the documentation described in
                Section 6 (a) of this Agreement.

        7. Lesee Payments and Extensions: Lessee agrees to pay LKA lease payments for at least one, six-month period (which period may be extended by two additional six-month periods at Lessees option provided that Lessee is in compliance with all terms of this Agreement) as follows:

             a. Upon execution of this Agreement, Lessee shall pay to LKA the amount of Thirty Thousand Dollars ($30,000) as a lease payment for the first six months of the lease ending December 31, 1997. "Initial six-month period."

             b. Two optional six-months period described above, then,
                Lessee shall pay to LKA the sum of Sixty Thousand Dollars ($60,000) for the six-month period beginning January 1, 1998 and ending June 30, 1998 ("First Extension"). Lessee may extend the Lease by an additional six months by paying to LKA the sum of Ninety Thousand Dollars ($90,000) for the six-month period beginning on July 1, 1998 and ending December 31, 1998 ("Second Extension").

             c. Lesee may reduce the amount due under the First Extension by actual amounts paid by Lessee pursuant to the Letter Of
                Intent.

             d. All payments for lease extension periods described in 6(b)
                above, shall be made in the form of a cashier's check, or such other form of payment acceptable to LKA, and shall be payable in payments of one-half of the amount due for the extension period at the time the extension period begins with the balance to be paid within 90 days thereafter.

        8. Receipts and Royalties: All receipts from the sale of ore, concentrates, or other products produced from the Peroperty by Lessee shall be sent directly to LKA from the buyer of such products. Within five business days of receipt, LKA shall deduct any amounts due pursuant to its royalty interests (as described below in this Section and Section 9) and forward the balance to Lessee. LKA may also deduct any amounts required to pay taxes, bonds, assessments, royalties, fines, liens or other expenses which have not been timely paid by Lessee and are necessary to maintain the Property in accordance with Lessee's representations below in Section 12 and elsewhere in this Agreement.

             a. In addition to the lease payments described above in
                Section 7, Lessee shall be required to pay LKA, a royalty equal to ten percent ("10% net-smelter royalty") of all proceeds received, or to which Lessee is entitled to receive, (after customary and usual deductions for assaying, transportation costs, smelting charges and penalties, severance taxes, and any state and federal royalties, if required, or similar charges for which Lessee receives no material benefit) from the sale of ore, metals and/or concentrates or any other product or substance produced from the Properties.

             b. All royalties received by LKA from Lessee shall be applied toward any payments currently due, or future payments due pursuant to Sections 7 and 10 of this Agreement.

        9. Vickers' Royalty: In addition to the royalties due to LKA, Lessee agrees to pay the royalty of 4 1/8% due to Purvis Vickers on ore sales as described in Exhibit B attached hereto.

        10. Option To Purchase: At any time after the execution of this Agreement, until November 1, 1998, provided that all of the terms of this Agreement have been met, Lessee may purchase the Properties by paying to LKA the "Purchase Price" of two-million dollars ($2,000,000) over a five year period plus accrued interest at the rate of eight percent (8%) per annum. Interest shall begin to accrue on the Purchase Price within 12 months of the execution of this Agreement.

             a. Upon delivering to LKA written notice of Lessee's intent to purchase the Property along with the initial payment of fifty thousand dollars ($50,000) and a promissory note representing the balance of the Purchase Price (payable at the rate of $50,000 per quarter over a five-year period with the balance due at the end of the five-year period). LKA shall convey to Lessee a deed(s) conveying ownership to the Property. The deed(s) to the Property shall be free and clear of all liens and encumbrances with the exception of the Vickers Royalty.

             b. Upon Lessee's full payment of the Purchase Price, LKA
                shall promptly execute the instruments necessary to transfer all mining and related permits to Lessee.

             c. Upon written notice to LKA of Lessee's intent to purchase the Property, as an alternative to the above described financing (note and deed of trust), Lessee may pay to LKA a lump sum payment of One Million Five Hundred Thousand Dollars ($1,500,000).

             d. Upon Lessee's exercise of its option to purchase the
                Property, all payments made to LKA pursuant to Sections 7 and 8 above shall be applied to the Purchase Price.

        11. Representations and Responsibilities of Lessor: LKA represents that it is the sole owner of the Properties and as such has authority to enter into this Agreement. LKA further represents that it is aware of nothing that would prevent or inhibit Lessee's rights to mine and/or purchase the subject properties as contemplated by this Agreement. LKA agrees to indemnify, hold harmless and defend Lessee against any actions or liabilities that may arise as a result of LKA's previous activities on, or related to LKA's ownership of the subject properties including liabilities associated with the reclamation obligations of LKA which predate this Agreement. In the event that Lessee is prevented from mining or purchasing the properties as contemplated by this agreement (as a result of LKA's previous activities or negligence) then LKA, at its sole expense, shall take whatever action is reasonably required to remedy the problem in a timely manner.

             a. LKA agrees not to sell, assign, mortgage, convey or
                otherwise encumber the subject property UNLESS the instrument of such an assignment or conveyance specifically contains a reference to this Agreement and provides that so long as Lessee is not in default of the terms of this Agreement then Lessee shall continue in possession of the subject property and enjoy all rights guaranteed by this Agreement. LKA agrees to provide Lessee with twenty days prior written notice of any such sale or conveyance.

             c. LKA represents that it has not knowingly violated any
                laws, ordinances, regulations or rules relating to the disposal of wastes, toxic or hazardous chemicals, and that it shall remain in compliance with such rules or regulations with reference to all such materials.

        12. Representations and Responsibilities of Lessee: Lessee shall not pledge, assign or transfer its rights under the terms of this Agreement without the express written authorization of LKA, (such authorization by LKA shall not be unreasonably withheld). Lessee also agrees not to take any action or engage in any activity that will encumber the title of the subject properties. Lessee further agrees to indemnify, hold harmless and defend LKA from any claims arising from Lessee's activities on or involving the property.

             a. All property taxes, assessments, claim and permit filings, performance bonds and any other fees associated with Lessee's activities on the property shall be the responsibility of the Lessee. Copies or other evidence of filings or payments made in this regard will be provided to LKA prior to any lawfully required filing dates.

             b. Lessee shall at all times maintain liability insurance
                coverage for its activities on the property in the amount of at least One Million Dollars ($1,000,000) in a standard form acceptable to LKA from any and all claims arising out of or resulting from Lessees activities.

             c. Lessee shall be solely responsible for all financial and legal obligations associated with its activities on or related to the subject property. Lessee shall at all times save and keep harmless LKA from any and all claims arising out of or resulting from Lessees activities.

             d. Lessee shall do all things reasonably required to
                maintain, keep current and remain in compliance with; State and Federal regulations, mining and reclamation permits, unpatented claim filings, property taxes (real and personal) and royalty payments.

        13. In the event of default by either party to this Agreement, the remedies are set forth below in this Section 13 unless otherwise provided in this Agreement. Time is of the essence of this Agreement.

             a. If Lessee defaults on any of the payments described in
                Sections 7 of this Agreement, then LKA shall deliver written notice of such default to Lessee which shall provide for ten days in which Lessee may cure such default after receiving written notice, this Agreement shall be terminated and all of Lessee's rights and interest in the Property shall be forfeited to LKA.

             b. If Lessee makes a general assignment for the benefit of creditors or is otherwise adjudged bankrupt, such action shall be deemed a default under the terms of this Agreement and the failure of Lessee to obtain an entity capable of meeting the obligations of this Agreement shall result in the forfeiture of Lessee's interest in the Property.

             c. If LKA fails to perform any of its obligations or has
                breached its representations or warranties hereunder, Lessee may, at its option, either terminate this Agreement and receive prompt refund from LKA for the unexpired period of the lease, or Lessee shall have the right to require specific performance of this Agreement.

        14. If either party to this Agreement is delayed, interrupted or prevented from performing its obligations under the terms of this Agreement by reasons of "force majeure" then that party will be temporarily relieved from its obligations until the period or event giving rise to the force majeure has lapsed. Force Majeure conditions include disabilities arising from causes beyond the reasonable control or expectation of the affected party including, acts of God, accidents, fires, labor trouble, unavailability of supplies and equipment, orders or requirements of courts and/or government agencies (provided that such orders do not result from the negligence or inappropriate activity of the affected party) or the inability to obtain environmental or operating permits that may be required by governmental authorities.

        15. Notices, payments and other communications required by this Agreement shall be effective on the day of receipt and shall be addressed as follows:

                          LKA International, Inc.
                          3724 47th Street Court NW
                          Gig Harbor, WA  98335
                          Telephone:  (206) 851-7486
                          Facsimile:  (206) 851-5449

                          AU Mining, Inc.
                          21599 Highway 550
                          Ridgway, CO  81432
                          Telephone:
                          Facsimile:

        16. The rights, duties and obligations created by this Agreement shall be binding upon the parties, their heirs, executors, administrators, sublesse and assigns. Both Lessee and LKA represent that they are not acting as agents for others and are participating in this Agreement for their sole benefit.

        17. This Agreement shall not be construed in accordance with the laws of the State of Colorado and in the event of litigation, the prevailing party shall be entitled to court costs and reasonable attorney's fees.

        18. LKA shall have the right to inspect the subject property, at its own expense, provided that such inspections do not directly interfere with Lessee's mining activities. LKA shall give Lessee at least 24 hours prior notice of LKA's intended inspection.

        19. This Agreement is intended to clarify and more specifically define and detail the terms contained in the "Letter of Intent" dated May 12, 1997 and the amendment to the Letter of Intent dated May 13, 1997 and executed by both parties. This Agreement may not be modified or amended except by the written consent of both parties.

        20. If any one or more provisions of this Agreement shall become invalid, unenforceable or illegal, the remaining provisions shall not be affected or impaired.

        21. The entire Agreement of the parties is as herein written. The parties are not bound by any agreements, understandings, conditions or inducements other than those set forth in this Agreement. No change alteration or amendment of any of the terms of this Agreement shall be valid unless such changes are in writing and signed by both parties.

        22. If either party to this Agreement employs legal counsel or brings an action at law or other proceeding against the other party to enforce any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and other expenses directly associated with such action. Any judgments secured by the prevailing party shall include these fees and expense.

         IN WITNESS WHEREOF, the parties to this Lease Purchase Agreement have affixed their signatures as of the 1st day of July, 1997.

    LESSOR:

    LKA International, Inc.
    A Nevada corporation                      ATTEST:



    By:  /s/ Kye A. Abraham                         /s/ Nanette K. Abraham
         -------------------                         ----------------------
         Kye A. Abraham,                             Nanette K. Abraham,
         President                                   Secretary


    LESSEE:

    Au Mining, Inc.
    A Colorado limited liability corporation



    By:  /s/ Lance Barker
         ----------------
         Lance Barker, Officer/Shareholder


         /s/ Ken Orvis
         -----------------
           Ken Orvis, Officer/Shareholder
                                            EXHIBIT A

         The patented mining claims of Grantor conveyed hereby are situated in Hinsdale County, Colorado, are described as follows:

    A.     The "Ute-Ule Mine" consisting of:

    Albany Lode Mining Claim. U.S. Survey No. 15157;
    Mab, Auric, Mayor of Leadville, Maid of Hensen, Yankee Doodle,
         Cuter, Free Lance, Leadville and Regulator Lode Mining Claims which are known as U.S. Survey No. 12265;
    Bushnell Lode Mining Claim, U.S. Survey No. 1212A;
    California Lode Mining Claims, U.S. Survey No. 376A
    Equator Lode Mining Claim, U.S. Survey No. 1366A;
    Equator Mill Site, U.S. Survey No. 1366B;
    Hidden Treasure Lode Mining Claim, U.S. Survey No. 342; Invincible Lode Mining Claim, U.S. Survey No. 13478;
    Lightning Striker Lode Mining Claim, U.S. Survey No. 452; McCarthy Lode Mining Claim, U.S. Survey No. 13781;
    McComb Lode Mining Claim, U.S. Survey 13781;
    McCarthy Lode No. 3 Lode Mining Claim, U.S. Survey No. 13975; McComb No. 2 Lode Mining Claim, U.S. Survey No. 15157; Metropole Lode Mining Claim, U.S. Survey No. 15157;
    Otis Lode Mining Claim, U.S. Survey No. 15157;
    Protector Lode Mining Claim, U.S. Survey No. 13478;
    Steele Lode Mining Claim, U.S. Survey No.15157;
    Ule Lode Mining Claim, U.S. Survey No. 147A;
    Ule Extension Lode Mining Claim, U.S. Survey No. 1220;
    Ule Mill Site, U.S. Survey No. 1478;
    Ute Lode Mining Claim, U.S. Survey No. 148
    Ute Mill Site, U.S. Survey No. 2590;
    Windsor Lode Mining Claim, U.S. Survey No. 15157;

    B.    The following claims consisting of part of the "Golden Wonder
    Mine:"

    Name of Claim              Mineral Survey No.          Patent No.
    -------------              ------------------          ----------
    Golden Wonder Lode             552                      5926
    Golden Mammoth Lode            553                      6012
    Golden Carbonate Lode        17651                     43868

    Together with any and all water rights, water filings, claims for use of water, mill sites, ditches and dams appertaining to any of the above described properties.

         The unpatented mining claims of Grantor conveyed hereby are situated in Hinsdale County, Colorado, the names of which and the place of record of the location notices thereof in the official records of such county and the Colorado State Office of the Bureau of Land Management are as follows:


    A.    The following claims constituting part of the "Golden Wonder
          Mine":

    Name of Claim     Date Loc     Date Rec'd     Book   Page    C MC No.
    -------------     --------     ----------     ----   ----    --------
    San Francisco #1   04-04-90    06-29-90       131    423    237964
    San Francisco #2                               42    275
    San Francisco #3   04-04-90    06-29-90       131    424    237965
    San Francisco #4   04-04-90    06-29-90       131    425    237966
    San Francisco #5   04-04-90    06-29-90       131    426    237967
    San Francisco #6   04-04-90    06-29-90       131    427    237968
    San Francisco #7   04-04-90    06-29-90       131    428    237969
    San Francisco #8   04-04-90    06-29-90       131    429    237970
    San Francisco #9                               42    364
    San Francisco #10  04-04-90    06-29-90       131    430    237971
    San Francisco #11  04-04-90    06-29-90       131    431    237972
    San Francisco #12  04-04-90    06-29-90       131    432    237973
    San Francisco #13  04-04-90    06-29-90       131    433    237974
    San Francisco #14  04-04-90    06-29-90       131    434    237975
    San Francisco #15  04-04-90    06-29-90       131    435    237976
    San Francisco #16  04-04-90    06-29-90       131    436    237977
    San Francisco #17  04-04-90    06-29-90       131    437    237978
    Burns and Biglow   04-04-90    06-29-90       131    438    237979

                               EXHIBIT B

                              LETTER OF INTENT

    This document will serve as an interim agreement between LKA
    INTERNATIONAL, INC. (LKA) and Au MINING (AuM) while a detailed purchase agreement is finalized. This agreement will pertain to all of LKA's mining and milling properties and equipment located in the Lake City area of Hinsdale county, Colorado.

    GENERAL TERMS
    This agreement will provide for an evaluation period culminating with the purchase of the properties or withdrawal of AuM from the project.

    OPTION PERIOD
    During the evaluation period Au Mining will reactivate the properties
    and commence production and exploration activities   sharing all
    information with LKA.

    Production royalties will be 10% net smelter returns less all advance royalty payments to LKA and 4.5% net smelter returns to Vickers.

    Smelter settlements will be sent direct to LKA's office at:
                        3724 47th Street Court N.W.
                        Gig Harbor, WA  98335

    LKA will process settlements and make disbursements in a timely manner.

    AuM is fully informed as to the current status of the permits. AuM representatives have attended several meetings with the Colorado Department of Minerals and Geology, including the April 24th Board hearing at which cease and desist orders were issued and non-compliance fines were levied. AuM is committed to bringing the permits into compliance and maintaining compliance.

    AuM is informed that the previous operators did not meet the Vickers royalty obligations and AuM has committed to settle this account.

    INTERIM PERIOD
    During an interim period, commencing with the signing of this document and terminating with the permits back in compliance (June 30, 1997 deadline) and the finalization of the detailed purchase agreement, AuM will pay as earnest money:
         -$2600     non-compliance penalty to Colorado DMG
         -$5000     unpaid production royalties due Vickers
                    payments applicable to future LKA production royalties
    at the completion of this interim period the evaluation period will commence.

    OPTION PERIOD TERMS
         - First six months          $30,000     paid in advance
         - Second six months         $60,000     paid quarterly
         - Third six months          $90,000     paid quarterly

    All payments
        -  Fully applicable to purchase price
        -  Fully applicable to LKA production royalties

    PURCHASE PRICE
         - $1.5 million     LUMP SUM payment   less any credits from
                            previous payments
         - $2.0 million     LKA carries the note
                            Terms:  5 years at $200,000/year
                                    Totaling $1.0 million
                            And     $1.0 million lump sum payment
                            At purchase:  LKA would not retain a royalty
                                          Vickers royalty continues

    As stated this document is to be replaced by a detailed contract, but completion of this document is recognized by the undersigned parties to be contractual and binding.

         LKA          - warrants the property as free and clear and
                        marketable   except for the detailed deficiencies.

                     - grants to Au Mining the sole, exclusive, and
                       irrevocable rights to the property as long as the contractual conditions are met.

         Au Mining    - committs to meet all contractual obligations and
                        will proceed in good faith to consummate this transaction.

                     - all work performed by the operator, Au Mining shall
                       be done in a good and workmanlike manner and in compliance with all state and federal laws and regulations governing such operations.

     Seller:  LKA International Inc.
              3724 47th Street Court N.W.
              Gig Harbor, WA  98336



             By:  /s/ Kye Abraham               5/14/98
                -----------------               ---------
                Kye Abraham, President          Date


     Buyer:  Au Mining
             21599 Hwy 550
             Ridgway, Colorado 81432



             By:  /s/ Lance Barker              5/12/97
                  ----------------              ---------
                  Lance Barker, Partner         Date



             By:  /s/ Ken Orvis                5/12/97
                  --------------               --------
                  Ken Orvis, Partner           Date

                                    LKA INTERNATIONAL, INC.
                                    3724 47th Street Court N.W.
                                    Gig Harbor, WA  98335
                                    (206) 851-7486


     May 13, 1997

     Mr. Lance Barker
     Au Mining
     21599 Hwy 550
     Ridgeway, CO  81432

          Re:  LKA/Au Mining Letter of Intent dated 5/12/97

     Dear Lance,

          This letter will serve as an amendment to and clarification of some of the terms of the Letter of Intent referenced above.

         1. All amounts paid to LKA as royalties shall reduce the purchase price of the Properties as described in the section entitled "PURCHASE PRICE." Any and all amounts paid to Vickers shall not reduce said price.

         2. After the first year (12 months after a contract for lease/purchase is signed by Au Mining and LKA) interest will begin to accrue on the purchase price at the rate of 8% per annum. All payments made to LKA after this initial 12-month period shall be applied first to interest and then to the principal balance.


         3. Au Mining agrees to notify LKA in advance of any shipment of ores or ore concentrates that are shipped to any entity other that ASARCO, LKA may refuse to allow Au Mining to ship ores or concentrates to any metals refiner or processor, other than ASARCO, if, in the determination of LKA its interests (royalties) are not adequately protected.

         4. Under the section entitled "OPTION PERIOD TERMS" the full $30,000 advance royalty payment shall be paid to LKA upon the signing of the contract for lease/purchase.


         5. Au Mining agrees to engage in no activity that would jeopardize or impair the mining properties and their respective permits.
         Lance, if you find these terms/clarifications acceptable please sign where indicated below and return an original to me.

    Sincerely,



    /s/ Kye A. Abraham
    --------------------
    Kye A. Abraham
    President

                             Agreed and accepted this 14th day of May, 1997.

                             Au Mining



                            /s/ Lance Barker        /s/ Ken Orvis
                            ----------------        -------------
                            Lance Barker            Ken Orvis